Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Vishay Intertechnology, Inc. pertaining to the Amended and Restated General Semiconductor, Inc. 1993 Long-Term Incentive Plan and General Semiconductor, Inc. Amended and Restated 1998 Long-Term Incentive Plan of our report dated February 5, 2001 (except for note 17 as to which the date is March 8, 2001), with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                          /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
November 16, 2001